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                                                                    Exhibit 99.1

Contact:  Larry T. Guillemette                                 November 21, 2003
          AMTROL Inc.
          (401) 884-6300

                         AMTROL AMENDS CREDIT FACILITIES

AMTROL today announced that it has completed amendments to its senior credit facilities that improve liquidity and revise certain covenants.

On November 18, 2003, the Company amended its senior first-priority secured credit facility with Foothill Capital Corporation (the "Foothill Facility") by entering into the First Amendment and Waiver to Loan and Security Agreement (the "First Amendment") and also amended its senior second-priority secured credit facility with affiliates of the Cypress Group L.L.C. (the "Cypress Facility") by entering into the Second Amendment to Loan and Security Agreement (the "Second Amendment"). The First Amendment increased Term Loan B by $15.0 million to $20.3 million and extended the maturity date of Term Loan B to December 26, 2005. Commitments under the Revolving Credit Facility and Term Loan A were reduced in the aggregate from $35.0 million to $30.0 million. The additional funds provided by the First Amendment will be used for capital investment programs, general working capital purposes and may also be used to purchase the Company's Senior Subordinated Notes in an aggregate amount not to exceed $5.0 million. The First Amendment also revised certain covenants to be more consistent with the Company's business plans.

The First Amendment and the Second Amendment also give the Company the right, through December 31, 2003, to exchange additional new debt totaling $6.3 million provided under the Cypress Facility for a portion of the Company's Senior Subordinated Notes held by affiliates of The Cypress Group L.L.C. The Company and or affiliates of the Company, including entities related to Cypress may continue, from time to time, to purchase the Senior Subordinated Notes previously issued by the Company in the open market or by other means.

The Company's obligations under the Foothill Facility and Cypress Facility continue to be guaranteed by Amtrol Holdings Inc. and each direct and indirect domestic subsidiary of the Company and are secured by substantially all assets of the Company and its subsidiaries.

AMTROL is a leading international producer and marketer of flow and expansion control products, water heaters and cylinders for a variety of gases. The Company's major products include pressure tanks used in water well, hydronic heating and potable hot water applications, indirect-fired water heaters, and both LPG and disposable refrigerant gas cylinders. Products are marketed under the Well-X-Trol, Extrol, Therm-X-Trol and BoilerMate brand names. AMTROL is a wholly owned subsidiary of AMTROL Holdings, Inc. which is controlled by Cypress Merchant Banking Partners, L.P. and Cypress Offshore Partners, L.P., private equity funds managed by the Cypress Group L.L.C.